                                                                  EXHIBIT 99

KV PHARMACEUTICAL COMPANY

                                            CONTACT:
                                            CATHERINE M. BIFFIGNANI
                                            VICE PRESIDENT, INVESTOR RELATIONS
                                            314-645-6600

                                            [KV PHARMACEUTICAL logo]
FOR IMMEDIATE RELEASE




       KV PHARMACEUTICAL REPORTS RECORD REVENUES FOR FISCAL 2005 THIRD
                           QUARTER AND NINE MONTHS


                        THIRD QUARTER REVENUES UP 25%


      ALL THREE DIVISIONS SHOW SALES INCREASES OF AT LEAST 20%; BRANDED
                        AND GENERIC BUSINESSES UP 25%

St. Louis, MO., February 1, 2005 - KV Pharmaceutical Company (NYSE: KVa/KVb) today reported results for the third quarter and nine months of fiscal 2005 ended December 31, 2004.

Net revenues for the third quarter increased 25% to $86.9 million, compared to $69.6 million for the third quarter of fiscal 2004. The Company's branded business, Ther-Rx Corporation, as well as the Company's generic/non-branded division, ETHEX Corporation, both saw net revenue increases of 25% for the third quarter. Particle Dynamics' net revenues increased by 20%. Net income increased 18% to $13.6 million, or $0.25 per diluted share, compared with $11.5 million, or $0.21 per diluted share in the prior year period.

For the nine months ended December 31, 2004, net revenues increased 16% to $232.3 million, compared with $200.0 million for the comparable year-ago period. Net income improved 4% to $33.8 million, or $0.62 per diluted share for the nine months ended December 31, 2004, compared with $32.3 million, or $0.60 per diluted share for the prior year period.

Per share figures reflect the Company's adoption of the Emerging Issues Task Force's (EITF) ruling, EITF 04-8, effective December 15, 2004, which requires companies to calculate diluted earnings per share by including common stock underlying contingent convertible securities. This adoption has resulted in adjustments to the Company's earnings per share in order to reflect the common stock underlying the Company's $200 million principal amount of Convertible Subordinated Notes issued in May 2003. The Company has restated prior period results for comparative purposes to reflect the change.



Marc S. Hermelin, Vice Chairman of the Board and Chief Executive Officer stated, "For the third quarter of fiscal 2005 all three of our marketing units, Ther-Rx, ETHEX and Particle Dynamics posted revenue increases of 20% or greater. Ther-Rx crossed the $25 million quarterly revenue threshold for the first time in the third quarter, and with its recent NDA approval for Clindesse(TM), Ther-Rx is well positioned to leverage this new product for bacterial vaginosis with its existing position via Gynazole-1(R). On the generic side, ETHEX has a strong pipeline of products and anticipates receiving more approvals as we move through the remainder of fiscal 2005 and into fiscal 2006."

Gross profit for the third quarter increased to $56.9 million, up $10.1 million, or 22%, over the prior year's quarter. Gross profit for the first nine months of fiscal 2005 increased 15% to $151.7 million, compared to $132.1 million for the same period of the prior year.

Pretax income for the third quarter of fiscal 2005 was $20.1 million, an increase of $2.2 million, or 12%, compared to $17.9 million in the third quarter of fiscal 2004. Pretax income for the first nine months of fiscal 2005 was $51.2 million, compared to $50.1 million for the first nine months of fiscal 2004. Higher pretax income for both periods was achieved despite a 35% increase in selling and administrative costs for the fiscal third quarter. Higher selling and administrative costs reflect activities to support the on-going promotion of existing and new branded products. Research and Development expenses for the quarter increased to $6.0 million, an increase of 14% over the same period of the prior year as the Company has continued to increase new drug development efforts over the past two years.



OPERATING HIGHLIGHTS:


THER-RX CORPORATION REVENUES UP 25% - ALL PRODUCT SEGMENTS EXHIBIT CONTINUED GROWTH; COMPANY RECEIVES NDA APPROVAL FOR CLINDESSE(TM)

Ther-Rx branded marketing division net revenues for the fiscal third quarter were up 25% to $26.2 million, compared to $20.9 million in the prior year period. Year-to-date net revenues increased to $64.5 million, up 23%, compared to $52.6 million in the first nine months of fiscal 2004. The increases in branded product sales were due primarily to continued growth of Gynazole-1(R), our vaginal antifungal cream product, and our two hematinic product lines.


GYNAZOLE-1(R) SALES SET PACE; CLINDESSE(TM) APPROVED. Gynazole-1(R), the only one-dose prescription vaginal antifungal cream treatment, saw continued growth in volume of total filled prescriptions during the third quarter over the year ago period, representing the highest volume growth in three years and has now captured 31% of the prescription vaginal antifungal cream market. Gynazole-1(R) net revenues for the third quarter of fiscal 2005 were $9.9 million, an increase of 90% from $5.2 million in the third quarter of fiscal 2004. For the nine months ended December 31, 2004, Gynazole-1(R) net revenues were $18.7 million, compared to $11.9 for the same period of the prior year, or a 58% increase.

In the third quarter of fiscal 2005, KV received approval from the United States Food and Drug Administration (FDA) to market Clindesse(TM)
(clindamycin phosphate) Vaginal Cream, 2%, a


single-dose prescription cream therapy indicated to treat bacterial vaginosis ("BV"). Clindesse(TM), the first ever approved single-dose therapy for patients with bacterial vaginosis, the most common form of vaginitis, was demonstrated in clinical trials to effectively treat BV and its symptoms with results equivalent to seven days of Cleocin(R) vaginal cream.

Just after the close of the third quarter, the Company entered into an additional international licensing agreement for the marketing of both Gynazole-1(R) and the recently approved Clindesse(TM) with RIMSA of Mexico. This represents the first international licensing agreement for Clindesse(TM) and further expands the territories into which Gynazole-1(R) will be marketed.


HEMATINIC SALES SHOW MOMENTUM. Contributing 30% of the growth at Ther-Rx during the quarter were the two anemia product lines, Niferex(R) and Chromagen(R). Combined net revenues for the two products were $6.6 million, compared to $5.1 million in the fiscal 2004 third quarter, or a 31% increase. Sales of the two products totaled $18.2 million for the first nine months, up $6.7 million or a 58% increase from the first nine months of fiscal 2004.

Total prescription growth for the anemia product line showed a 52% increase this quarter over the prior quarter. The Niferex(R) product line reported the second highest level of prescriptions filled in 16 quarters with 44% growth compared to the year ago period, while the Chromagen(R) product line reported the highest level of prescriptions in four years with a 58% growth over the year ago quarter. Chromagen Forte(R) is now the #1 newly prescribed branded oral prescription hematinic product in the United States.


PRENATAL VITAMIN SHARE REMAINS STRONG. Ther-Rx's market leading PreCare(R) prenatal vitamin product line contributed $7.0 million and $21.1 million of sales during the three-month and nine-month periods respectively. During the first nine months of fiscal 2005, continued growth was generated by PrimaCare(R), our prescription prenatal with essential fatty acids, coupled with strong results from PrimaCare(R) ONE, our proprietary line extension to PrimaCare(R) that was launched in the second quarter of this fiscal year.

Ther-Rx's portfolio of prenatal vitamins now comprises 41% of all new branded prenatal vitamin prescriptions, almost double the nearest competing prenatal vitamin franchise.



ETHEX CORPORATION THIRD QUARTER REVENUES UP 25%

Specialty generic net revenues for ETHEX Corporation for the third quarter of fiscal 2005 were $55.1 million, compared to $44.1 million for the same period of the prior year, for an increase of 25%. ETHEX net revenues for the nine-month period were $151.7 million, up 15%, compared to $132.3 million for the first nine months of fiscal 2004.

The growth in specialty generic sales resulted from increased sales volume from existing products principally in our cardiovascular and pain management lines, as well as incremental sales volume from new product introductions primarily in our cough/cold product line.

To date, through the first nine months of fiscal 2005, ETHEX has introduced six new products and is optimistic about the possibility of future product introductions as it moves through the remainder of fiscal 2005 and into the new fiscal year.


PARTICLE DYNAMICS, INC THIRD QUARTER REVENUES UP 20%

Net revenues of specialty material products were up 20% to $4.7 million for the third quarter of fiscal 2005, compared to $3.9 million for the same period of the prior year. Year-to-date net revenues were $13.8 million, compared to $12.1 million for the same period of the prior year, an increase of 14%.

The increases in specialty material product sales for the three-month and nine-month periods were primarily due to successful new product launches into the over-the-counter marketplace.


ABOUT KV PHARMACEUTICAL COMPANY
KV Pharmaceutical Company is a fully integrated specialty pharmaceutical company that develops, acquires, manufactures and markets and acquires technology-distinguished branded and generic/non-branded prescription pharmaceutical products. The Company markets its technology distinguished products through ETHEX Corporation, a national leader in pharmaceuticals that compete with branded products, and Ther-Rx Corporation, its emerging branded drug subsidiary. KV has consistently ranked as one of America's fastest growing small companies, most recently by Forbes' in its November 2004 issue.

For further information about KV Pharmaceutical Company, please visit the Company's corporate website at www.kvpharmaceutical.com.

For full prescribing information, please see:
www.gynazole-1.com and www.clindesse.com




SAFE HARBOR AND PRODUCT RISK FACTORS
The information in this release may contain various forward-looking statements within the meaning of the United States Private Securities Litigation Reform Act of 1995 ("PSLRA") and which may be based on or include assumptions, concerning KV's operations, future results and prospects. Such statements may be identified by the use of words like "plans", "expect", "aim", "believe", "projects", "anticipate", "commit", "intend", "estimate", "will", "should", "could", and other expressions that indicate future events and trends.

All statements that address expectations or projections about the future, including without limitation, statements about the Company's strategy for growth, product development, regulatory approvals, market position, expenditures and financial results, are forward-looking statements.

All forward-looking statements are based on current expectations and are subject to risk and uncertainties. In connection with the "safe harbor" provisions, KV provides the following cautionary statements identifying important economic, political and technology factors which, among others, could cause the actual results or events to differ materially from those set forth or implied by the forward-looking statements and related assumptions.

Such factors include (but are not limited to) the following: (1) changes in the current and future business environment, including interest rates and capital and consumer spending; (2) the difficulty of predicting local regulatory approvals including the timing; (3) acceptance and demand for new pharmaceutical products; (4) the impact of competitive products and pricing;
(5) new product development and launch including but limited to the possibility that any product launch may be delayed or that product acceptance may be less than anticipated; (6) reliance on key strategic alliances; (7) the availability of raw materials; (8) the regulatory environment; (9) the risk that market size estimates may be more or less than estimated; 10) fluctuations in operating results; (11) the difficulty of predicting the pattern of inventory movements by the Company's customers;
(12) the impact of competitive response to the Company's sales, marketing and strategic efforts; (13) risks that the company may not ultimately prevail in its litigation; and (14) the risks detailed from time to time in the Company's filings with the Securities and Exchange Commission.

This discussion is by no means exhaustive, but is designed to highlight important factors that may impact the Company's outlook.


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
                                        KV PHARMACEUTICAL COMPANY AND SUBSIDIARIES
                                              CONSOLIDATED FINANCIAL RESULTS
                                     (unaudited; in thousands, except per share data)
========================================================================================================================
                                            CONDENSED CONSOLIDATED STATEMENTS OF INCOME

                                                           THREE MONTHS ENDED                     NINE MONTHS ENDED
                                                              DECEMBER 31,                           DECEMBER 31,
                                                      ----------------------------           ----------------------------
                                                         2004               2003                2004               2003
=========================================================================================================================
Net revenues......................................    $  86,857          $  69,598           $ 232,266          $ 199,996
Cost of sales.....................................       29,935             22,761              80,525             67,891
                                                      -------------------------------------------------------------------
Gross profit......................................       56,922             46,837             151,741            132,105
                                                      -------------------------------------------------------------------
Operating expenses:
     Research and development.....................        5,988              5,239              16,813             14,808
     Selling and administrative...................       29,176             21,536              79,009             62,429
     Amortization of intangible assets............        1,172              1,112               3,441              3,336
     Litigation...................................            -                  -                (843)            (1,700)
                                                      -------------------------------------------------------------------
         Total operating expenses.................       36,336             27,887              98,420             78,873
                                                      -------------------------------------------------------------------

Operating income..................................       20,586             18,950              53,321             53,232
                                                      -------------------------------------------------------------------

Other expense (income):
     Interest expense.............................        1,242              1,826               4,276              4,611
     Interest and other income....................         (718)              (750)             (2,151)            (1,523)
                                                      -------------------------------------------------------------------
         Total other expense (income), net........          524              1,076               2,125              3,088
                                                      -------------------------------------------------------------------
Income before income taxes........................       20,062             17,874              51,196             50,144
Provision for income taxes........................        6,510              6,345              17,407             17,801
                                                      -------------------------------------------------------------------

Net income........................................    $  13,552          $  11,529           $  33,789          $  32,343
                                                      ===================================================================

Net income per Common share - diluted.............    $    0.25          $    0.21           $    0.62          $    0.60
                                                      ===================================================================

Average shares outstanding - diluted..............       59,477             59,669              59,448             58,410

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
                                   CONDENSED CONSOLIDATED FINANCIAL INFORMATION

                                                                                        2004              2003
=================================================================================================================
Balance Sheet Information (as of December 31)
     Cash and cash equivalents.................................................      $ 169,954          $ 223,171
     Marketable securities.....................................................         35,516                  -
     Receivables, net..........................................................         78,174             56,713
     Inventory, net............................................................         49,278             54,281
     Prepaid and other current assets..........................................          7,317              8,314
     Deferred tax asset........................................................              -             10,150
                                                                                     ----------------------------
         Total current assets..................................................        340,239            352,629
     Property and equipment, net...............................................        119,473             69,615
     Intangible assets and goodwill............................................         78,319             80,960
     Other assets..............................................................         13,160             10,794
                                                                                     ----------------------------
                                                                                     $ 551,191          $ 513,998
                                                                                     ============================

     Current liabilities.......................................................      $  38,178          $  45,318
     Long-term debt and other long-term liabilities............................        220,265            224,849
     Shareholders' equity......................................................        292,748            243,831
                                                                                     ----------------------------
                                                                                     $ 551,191          $ 513,998
                                                                                     ============================

     Working capital...........................................................      $ 302,061          $ 307,311
     Working capital ratio.....................................................       8.9 to 1           7.8 to 1
     Debt to equity ratio......................................................       .74 to 1           .93 to 1


Cash Flow Information (nine months ended December 31)
     Net cash provided by (used in):
         Operating activities..................................................      $  27,969          $  11,485
         Investing activities..................................................        (59,753)           (28,009)
         Financing activities..................................................            157            143,407
                                                                                     ----------------------------
     Increase (decrease) in cash and cash equivalents..........................        (31,627)           126,883
     Cash and cash equivalents, beginning of year..............................        201,581             96,288
                                                                                     ----------------------------
     Cash and cash equivalents, end of period..................................      $ 169,954          $ 223,171
                                                                                     ============================

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